Exhibit 5.2

July 18, 2016

Guaranty Bancorp

1331 Seventeenth St., Suite 200

Denver, CO 80202

Re: 5.75% Fixed-Rate Subordinated Notes due July 20, 2026

Ladies and Gentleman:

We have acted as special counsel to Guaranty Bancorp, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $40.0 million principal amount of 5.75% fixed-to-floating rate subordinated notes due July 20, 2026 (the “Notes”), pursuant to the Indenture, dated as of July 18, 2016 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 18, 2016 (the “First Supplemental Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-211292) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated May 16, 2016, as supplemented by the prospectus supplement, dated July 13, 2016, relating to the Notes (the “Prospectus Supplement”), as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated July 13, 2016, by and between the Company and Keefe, Bruyette & Woods, Inc., (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized (assuming their due authentication by the Trustee), in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

This opinion is limited to matters governed by the laws of the State of New York. Insofar as the opinions expressed herein relate to or are dependent upon the law of the State of Delaware, we have relied on the opinion of Shapiro Bieging Barber Otteson LLP (“SBBO”), dated July 18, 2016, subject to the assumptions, limitations and qualifications set forth therein.   SBBO may rely upon this opinion as to matters governed by the laws of the State of New York in rendering their opinion to the Company with respect to the Notes required by Item 601 of Regulation S-K.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2016, which is incorporated by reference into the Registration Statement and the prospectus dated May 16, 2016, as supplemented by the Prospectus Supplement.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation